Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: May 7, 2019

TIME: 3:30pm CST

Media Contact:

                               Evelyn Jones, Marketing Director

                ejones@redriverbank.net

             318-561-5903 – office

         318-664-1513 – cell

Red River Bancshares, Inc. Announces Closing of Initial Public Offering

Alexandria, Louisiana – Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank, announced today the closing of its initial public offering of common stock at a public offering price of $45.00 per share. The Company’s common stock began trading on the Nasdaq Global Select Market under the trading symbol “RRBI” on Friday, May 3, 2019.

On May 3, 2019, the underwriters exercised, in full, their option to purchase additional shares of the Company’s common stock at the public offering price less the underwriting discount. A total of 690,000 shares of the Company’s common stock were sold in the initial public offering, of which the Company sold 663,320 shares (including 90,000 shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares) and certain shareholders sold 26,680 shares.

FIG Partners, LLC acted as Lead Bookrunner, and Stephens Inc. acted as Joint Bookrunner for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 2, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: FIG Partners, LLC, Attention: Greg Gersack, Head of Capital Markets, 1475 Peachtree Street NE, Suite 800, Atlanta, GA 30309, by calling (404) 601-7200 or by emailing ggersack@figpartners.com or Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201 by calling (501) 377-2131 or emailing prospectus@stephens.com. Copies of the registration statement relating to these securities and the prospectus may also be obtained free of charge from the website of the SEC at https://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Red River Bancshares, Inc.

Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 23 banking centers throughout the state and one loan production office in Covington, Louisiana. Banking centers are located in the following markets: Central Louisiana, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; and Southwest Louisiana, which includes the Lake Charles MSA. As of December 31, 2018, Red River Bank was the fifth largest financial institution headquartered in Louisiana based on assets, with total assets of $1.86 billion.